EXHIBIT 10.25

DME SUPPLY AND RELATED SERVICES AGREEMENT

THIS DME SUPPLY AND RELATED SERVICES AGREEMENT (the “Agreement”) is made and entered into effective as of the 1st day of February, 2005 by and between Denver Sports Performance Enhancement Center Professional, LLC d/b/a Steadman Hawkins Clinic - Denver (“Provider”) and Ortho Supply Management, Inc. a Massachusetts corporation or its designee (“OSMI”).

RECITALS

(A) WHEREAS, Provider desires to offer Provider patients requiring durable medical equipment and orthotics (together referenced as “DME”) the option of having such DME fitted and dispensed within its office suite (the “Office”) in order to enhance the continuity, convenience and quality of care provided to Provider patients.

(B) WHEREAS, OSMI supplies DME and related services to physician groups and other health care providers.

(C) WHEREAS, Provider desires to purchase DME and related services from OSMI to facilitate its provision of DME to Provider patients.

(D) WHEREAS, the parties desire to enter into this Agreement in order to provide a full statement of their respective responsibilities hereunder during the term of this Agreement.

FOR AND IN CONSIDERATION of the mutual covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

1. Obligations of OSMI. OSMI shall have only the responsibilities and authority delegated to it under this Agreement or as delegated by Provider and accepted by OSMI from time to time. Subject to the ultimate authority and control of the Provider, OSMI shall have the following authorities and responsibilities:

(a) Personal and Management Services. OSMI shall provide the personal and management services identified below in order to facilitate Provider’s on-site provision of DME and related services to Provider patients or as indicated personnel may be provided by Denver Sports Performance Enhancement Center Professional.

(1) Trained DME Consultants. Denver Sports Performance Enhancement Center Professional shall provide one (1) RehabPlus Manager trained in insurance verification process and who shall each provide services at the Office on a full-time basis, not less than [forty (40)] hours per week. DME Consultants shall assist Provider in processing DME orders placed by Provider physicians, assuring proper inventorying and storage of DME in the Office, proper fitting of DME, dispensing of DME and record keeping related to the above duties, as reasonably requested by Provider. Descriptions of each DME Consultant’s essential functions and qualifications are attached as Exhibit A hereto. The DME Consultant’s services hereunder shall be subject to the control, supervision and evaluation of Provider. Such employee also shall participate in such periodic staff meetings and meetings with treating physicians as the parties mutually agree are reasonably required for the effective provision of DME and related services to Provider patients. Provider may elect to utilize a current clinic employee to provide the service of the RehabPlus Manager.

Based upon mutual consent a Certified Motion Specialist Consultant may be hired as determined upon the service needs of the program

(2) Policy and Procedure Manual. OSMI shall advise Provider regarding the compilation of a policy and procedure manual (hereinafter referred to as the “Manual”) for Provider’s review and approval, which Manual shall include protocols, operating policies and procedures and similar materials that are reasonably necessary for the proper ordering, storage, fitting and dispensing of DME, insurance verifications, billing & collecting, as well as proper documentation and patient follow up. OSMI may recommend revisions to the Manual, as necessary, from time to time and shall make such revisions as are necessary to tailor the Manual to Provider needs.

(3) Educational Programs. OSMI shall provide in-service training and educational programs for Provider physicians and staff related to the proper fitting, use and clinical benefits of DME.

(4) Quality Review Activities. OSMI shall assist Provider in establishing a quality oversight program and program evaluation standards to promote the efficacy of DME and related services provided by the Provider.

(5) RehabPlus Program. OSMI shall provide RehabPlus Services as specified in Exhibit B hereto.

(6) OSMI will provide over-sight and leadership management of the Provider RehabPlus program (see exhibit A).

(7) DME Supply. OSMI shall ship to Provider all DME ordered by Provider in accordance with Section 2(g) below.

Provider acknowledges that OSMI is legally authorized to supply continuous passive motion (CPM) equipment and related supplies and other DME typically dispensed in a hospital or home setting. OSMI may offer Provider certain DME product bundles, such as those shown in Exhibit C hereto and may develop additional DME product bundles tailored to Provider’s protocols. Provider may (but is not required to) recommend OSMI to patients who require such DME but in so doing shall provide patients with the names of at least two alternate recommended DME suppliers from whom they may order such DME. Provider acknowledges that any DME supplied by OSMI to patients that is dispensed outside the Office shall be documented on OSMI paperwork and billed directly by OSMI under OSMI’s name and billing identification number and that all receipts associated with such DME shall be the sole property of OSMI.

a. Billing and Collection Services. OSMI and Provider acknowledge that billing and collection shall be the sole responsibility of OSMI. Billing and collection will be the responsibility of OSMI. The RehabPlus Manager will handle all patient and encounter information of Provider on services rendered and enter said information into designated software system provided by OSMI. The following information will be required by Provider to process customer charges:

•	Patient’s name

•	Patient’s date of birth

•	Patient’s address

•	Insurance information (copy of face sheet)

•	Front and back of insurance card (copy)

•	Location of service

•	Referring physician

•	CPT code(s)

•	Diagnosis code(s)

•	Office notes if billing an unlisted procedure or billing a multiple procedure on the same day

•	Any additional information required by OSMI for billing purposes

Based upon the above information received from Provider, OSMI shall provide the following billing and account management services:

Patient Services Billing: Create claims or invoices, create patient bills, post payments, perform collection follow-up.

Reporting: A set of monthly reports will be forwarded to Provider to detail the activity of the month. Specific reports will be determined through mutual consent of Provider and OSMI at the time of start-up.

Billing for Agreement Services: For service described herein and in the Rehab Plus Service Agreement, OSMI will create a monthly bill for the cost of goods utilized based on order information created from OrthoRehab’s billing software program, Management fee and employee lease(s) on a monthly basis no later than the 15th of the following month.

2. Obligations of Provider.

(a) Organization and Operation. Provider shall retain ultimate legal responsibility for the proper operation of the Provider. Provider, as a continuing condition of OSMI’s obligations under this Agreement, shall at all times during the Term be and remain legally organized and operated to provide physician services. Provider also will ensure that it is organized as a “group practice” as that term is defined in the Stark Act (42 U.S.C. §

1395nn(b)(2)) and regulations promulgated pursuant thereto (42 C.F.R. § 411.355(b)), both as amended from time to time, including but not limited to the “Special Rules for Profit Shares and Productivity Bonuses” attached as Attachment A. Provider also will be operated in a manner that qualifies Provider’s provision of DME to Provider patients for the “in-office ancillary services exception,” as defined by such regulations.

(b) Provision of Physician Services. The parties acknowledge and agree that Provider, through its physicians, shall be responsible for and shall have complete authority, responsibility, supervision and control over the provision of all physician services rendered by the Provider, and that all medical treatments and procedures related to the use of DME shall be provided and performed exclusively by or under the supervision of Provider physicians in such manner as Provider physicians, in their sole discretion, deem appropriate. OSMI shall have and exercise absolutely no control or supervision over the provision of physician services.

(c) Engagement of Clinicians. Provider shall be solely responsible for engaging all physician and all non-physician personnel necessary to the proper operation of Provider, other than the DME Consultant provided by OSMI pursuant to Section 1 (a)(1) above.

(d) Quality Oversight Program. Provider shall adopt a quality oversight program to monitor and evaluate the quality and cost-effectiveness of DME and related services provided at the Provider. Upon request of Provider, OSMI shall provide administrative assistance to Provider in performing its quality assurance/utilization review activities.

Liaison. Provider and OSMI shall agree upon one or more Provider representatives to serve as liaison(s) for OSMI regarding RehabPlus billing and operational matters.

(e) Direction and Supervision of DME-Related Services. Provider shall be solely responsible for identifying appropriate patients for DME and related services, certifying the medical necessity of such DME and related services, scheduling all Provider services (including DME fittings and follow up appointments) and supervising the services of the DME Consultant. The degree of supervision required should be that which is required to bill applicable payors for DME and related services and to qualify for the “in-office ancillary services exception” to the Stark Act identified above. Provider also shall be responsible for reviewing and evaluating the performance of the DME Consultant, with a formal review to be conducted not less than annually.

(f) Documentation. Provider shall be solely responsible for providing appropriate medical documentation, as necessary to satisfy all applicable legal requirements, professional standards and billing requirements, including but not limited to letters of medical necessity and signed orders. Provider shall place all orders for DME from OSMI using order forms provided by OSMI and shall be responsible for selecting principal diagnosis and procedure codes based on Medicare and other applicable payor standards and guidelines. Provider agrees to comply with all DME order entry procedures specified by OSMI. Provider shall maintain a separate accounting of all collections it receives from DME and related services provided pursuant to this Agreement. Provider shall deposit any such collections into the Bank Account within three (3) calendar days of receipt by Provider. Provider shall weekly forward copies of

Explanations of Benefits forms and/or receipts of payment in order to enable proper updating of patient accounts receivable ledgers and accounting for total collections.

(g) Licenses, Permits and Certifications. Provider shall be responsible for obtaining and maintaining any licenses, permits, certifications and provider numbers necessary for the Provider to dispense DME within the Office and bill payors for DME and related services.

(h) Financial Responsibilities. Provider shall, at its sole expense:

(1) Provide all necessary Office space (by lease or otherwise), receptionist services, security services and utilities as may be required for operation of the Provider, including the storage, fitting and dispensing of DME.

(2) Equip and furnish the Office space within which DME may be stored, fitted and dispensed.

(3) Arrange any modifications, maintenance and repairs to the Provider premises, furnishings or equipment necessary to maintain the Provider in good condition and in compliance with all applicable legal requirements.

(i) Charges. Provider shall determine the charges for all DME and related services provided to Provider patients.

(j) Compliance with Law and Professional Standards. All of Provider’s duties and responsibilities shall be conducted in accordance with all applicable federal, state and municipal laws, rules, regulations, ordinances and orders, professional standards and the ethical standards and standard of care of the medical community wherein the Office is located.

(k) Collection Responsibility and Payment to OSMI. Provider shall be responsible for:

(1) Collecting, receiving and administering, in Provider’s name and Provider’s account, for deposit into a bank account held in the name of Provider (the “Bank Account”), all non-governmental accounts receivable attributable to DME and related services provided to Provider patients in the Office in accordance with collections procedures approved by Provider. Such non-governmental accounts receivable shall be owned by Provider and shall constitute revenue to the Provider.

(2) Maintaining files containing documentation to support claims filed by Provider.

(3) Forward all RehabPlus related Explanation of Benefits (EOB) to OrthoRehab weekly from date of receipt.

(l) Compliance with Law. All of OSMI’s duties and responsibilities shall be conducted in accordance with all applicable federal, state and local statutes, rules and regulations.

(m) OrthoRehab’s Software. OSMI shall provide Provider with the right to use, OSMI’s intranet-based data collection system and Inventory Control System under the terms of OSMI’s standard license agreement. Provider shall license to OSMI all software systems that may be required to facilitate the functionalities of OrthoNet.

3. Compensation for OSMI Services. In consideration for the items and services provided by OSMI pursuant to this Agreement, OSMI shall be compensated as follows:

(a) Personnel Services. See Exhibit A.

(b) Billing & Collections Services. Provided by OSMI pursuant to Section 1(a), OSMI shall be paid on a monthly basis and the fee will be 7% of the monthly collected payments.

(c) DME. As compensation for the DME supplied to Provider by OSMI pursuant to Section 1(c), OSMI shall be paid in accordance with the fee schedule attached as Exhibit C.

(d) Invoicing. OSMI shall invoice Provider for all fees due under Section 3(a & b) hereunder on a monthly basis. Provider shall be invoiced for fees due under Section 3(c) the following month after initially dispensed to the patient. If any amount so invoiced or automatically payable is not paid on or within forty-five (45) calendar days after the invoice is received or fees are automatically payable, the outstanding balance shall bear simple interest from the date of said invoice or payment date at a rate of one percent (1%) per month until such amount is paid in full. Any payments made thereafter received by OSMI shall be applied first to interest accrued but unpaid and then to the oldest unpaid payable/invoice. In addition, the parties agree that a failure by Provider to pay any such invoice or amount automatically payable within forty-five (45) calendar days of the date the invoice is received or the payment date (as the case may be) shall be a material breach of this Agreement, subject to cure provisions of Section 6(b). Any such termination of this Agreement by OSMI shall not affect Provider’s obligation to pay amounts due to OSMI under this Agreement, but no such payment after the cure period shall affect the effectiveness of such termination.

4. Reasonable Value. Payment of the compensation due to OSMI is not intended to be and shall not be interpreted or applied as permitting OSMI to share in Provider’s fees for physician services or any other services, but is acknowledged as the parties’ negotiated agreement as to the reasonable fair market value of the items and services furnished by OSMI pursuant to this Agreement.

5. Term. The term of this Agreement shall commence on Feb. 1, 2005 (“Commencement Date”) and shall remain in full force and effect for a period of one (1) year

(the “Initial Term”) and SHALL BE AUTOMATICALLY RENEWED FOR ADDITIONAL ONE (1) YEAR PERIODS (THE “RENEWAL TERMS”) THEREAFTER UNLESS EITHER PARTY GIVES THE OTHER PARTY NOTICE OF ITS INTENT NOT TO RENEW AT LEAST SIXTY (60) CALENDAR DAYS PRIOR TO THE EXPIRATION OF THE INITIAL TERM OR ANY RENEWAL TERM.

6. Termination. The provisions of Section 5 of this Agreement notwithstanding, this Agreement may be terminated prior to the expiration of its Initial Term or any Renewal Term as follows:

(a) Termination for Insolvency. If either party shall apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law, or if an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating such party a bankrupt or insolvent or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator of such party or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of thirty (30) consecutive calendar days, the other party may terminate this Agreement by giving such party notice of termination which shall be effective on the date set forth therein.

(b) Cancellation for Breach. In the event of a material breach of this Agreement by either party, the other party may cancel this Agreement by giving written notice of cancellation to the breaching party, setting forth the reasons therefor, which cancellation shall be effective and final upon the expiration of twenty (20) calendar days after delivery in accordance with Section 14(f) hereof or at such later date and time as may otherwise be specified in such notice. Notwithstanding the above, if the nature of the breach is such that it can reasonably be cured and if the breaching party commences such cure in good faith and, within ten (10) calendar days after delivery of the aforesaid notice of cancellation, gives written notice to the canceling party of the action being taken to effect such cure, then this Agreement shall not be canceled because of such breach, unless the breaching party thereafter fails to pursue such cure diligently and in good faith to completion within a reasonable period of time, but in no event more than twenty (20) calendar days after giving notice of such cure to the canceling party. However, if the breaching party fails to so cure such breach, the canceling party shall have the right to terminate this Agreement by sending written notice of final cancellation to the breaching party, which final termination shall be effective upon the expiration of ten (10) calendar days after delivery in accordance with Section 14(f) hereof or at such later date and time as may otherwise be specified in such notice. In the event that this Agreement is terminated for cause under this Section during the Initial Term, the parties shall not enter into any other agreement for DME or related services during what would have been the remainder of the Initial Term.

(c) Termination Without Cause. Either party may terminate this Agreement without cause at any time following the Initial Term by providing prior written notice to the other party, which final termination shall be effective upon the expiration of ninety (90) calendar days after delivery in accordance with Section 14(f) hereof or at such later date and time as may otherwise be specified in such notice.

(d) Termination Based on Change of Law. In the event of any change in any applicable statute, rule, regulation, ordinance, or other law or any order or directive or interpretation of any applicable governmental authority or regulatory body which, in the written, good faith opinion of experienced health care regulatory counsel, invalidates or is otherwise inconsistent with the terms of this Agreement or that would cause one or both of the parties to be in violation of the law, the parties shall negotiate in good faith in an effort to agree on appropriate revisions to this Agreement. If the parties have been unable to do so within thirty (30) calendar days of commencing such negotiation, either party may elect to terminate this Agreement upon sixty (60) calendar days’ written notice to the other party.

(e) Obligations Upon Termination. Following the Termination Date, OSMI shall continue to perform billing and collection services related to DME and related services provided to Provider patients by Provider prior to the Termination Date. In addition, any compensation owed to OSMI under this Agreement for services rendered or items supplied prior to the Termination Date shall be immediately payable to OSMI and paid in full not later than twenty (20) calendar days following the Termination Date. If any amounts due to OSMI as of the Termination Date are not paid by the twenty (20) calendar days following the Termination Date, then the amount unpaid shall accrue interest at a rate of one percent (1%) per month until paid. Unless otherwise provided for herein or expressly agreed upon in writing by the parties, all other obligations of the parties shall automatically terminate upon the Termination Date.

7. Insurance.

(a) For the term of this Agreement, the following insurance coverages shall be procured and maintained by Provider and OSMI, as designated, from financially responsible insurance companies:

(1) Provider shall procure and maintain General Liability Insurance and Professional Liability with limits of coverage of not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate.

(2) Upon the termination of this Agreement for any reason, Provider shall ensure that each of its physician employees obtains and maintains professional liability insurance in minimum amounts specified in Section 7(a)(1): (i) coverage with a retroactive date sufficient to cover any claims arising out of acts occurring from the date of this Agreement through and including the termination date of this Agreement, or (ii) “tail” professional liability coverage, for an extended reporting period equal to the then applicable statute of limitations, and Provider (or its physician employees) shall be responsible for paying all premiums for such insurance coverage.

(3) OSMI shall maintain General Liability coverage with limits of not less than One Million Dollars ($1,000,000) per occurrence and Three

Million Dollars ($3,000,000) in the annual aggregate. OSMI will also maintain Worker’s Compensation insurance for all direct employees on Provider site.

(b) The OSMI and Provider shall provide each other with certificates evidencing the foregoing insurance coverages upon request; provided, further, that such certificates shall indicate that each party shall be given thirty (30) calendar days’ prior written notice of cancellation or termination of such policies.

8. Non-Professional Services Only. Nothing in this Agreement is intended or shall be construed to allow OSMI to exercise control or direction over the manner or method by which Provider and its Physicians perform physician services or other professional health care services. The rendition of all physician services shall be the sole responsibility of Provider and its Physicians and OSMI shall not interfere in any manner or to any extent therewith. Nothing contained herein shall be construed to permit OSMI to engage in the practice of medicine, it being the sole intention of the parties hereto that the services to be rendered to Provider by OSMI are solely for the purpose of providing nonmedical services to Provider to enable Provider to fit and dispense DME within its Office. To the extent that any act or service required to be performed by OSMI hereunder should be construed by a court of competent jurisdiction or by any governmental agency to constitute the practice of medicine, OSMI’s requirement to perform that act or service shall be deemed waived and unenforceable.

9. Status of Contractor. It is expressly acknowledged that the parties hereto are “independent contractors,” and nothing in this Agreement is intended and nothing shall be construed to allow either party to exercise control or direction over the manner or method by which the other party performs the services that are the subject matter of this Agreement; provided, however, that Provider shall exercise the same degree of control with regard to the provision of DME and related services by the DME Consultant as Provider would over services provided by its direct employees. Each party understands and agrees that (i) neither party will withhold on behalf of the other party any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees, (ii) all of such payments, withholdings and benefits, if any, are the sole responsibility of the party incurring the liability, and (iii) each party will indemnify and hold the other harmless from any and all loss or liability arising with respect to such payments, withholdings and benefits, if any.

10. Medical Records. The ownership and rights of control of all medical records and other documents prepared by Provider in connection with the operation of the Provider shall vest exclusively in the Provider. OSMI shall have the right to access such medical records and documents only to the extent permitted by law, in accordance with the HIPAA Business Associate Addendum attached as Attachment B and as reasonably necessary to perform OSMI’s duties under this Agreement. OSMI agrees to maintain and safeguard the confidentiality of Provider medical records as required by the HIPAA Business Associate Addendum and applicable law.

11. Confidential Information.

(a) For purposes of this Agreement, the term “Confidential Information” shall include the following: (i) all documents and other materials, including but not limited to the Manuals that are developed by OSMI or Provider; (ii) all methods, techniques and procedures developed solely by OSMI or Provider and utilized in providing DME and related services to Provider patients that are not readily available in the public domain; (iii) all financial, business and medical records; and (iv) all other information provided to one party by the other party that the providing party designates “confidential” and that is not readily available in the public domain.

(b) Each party agrees that the Confidential Information that is disclosed to it by the other party is disclosed in confidence and with the understanding that it constitutes valuable business information developed by the other party at a great expenditure of time, effort and money. Each party agrees that it shall not, without the express prior written consent of the other party, use Confidential Information for any purpose other than the provision of DME and related services to Provider patients during the term of this Agreement. Each party further agrees to keep strictly confidential all Confidential Information and not disclose or reveal such information to any third party without the prior written consent of the other party.

(c) Each party acknowledges that the disclosure to it of Confidential Information is done in reliance upon the other party’s representations and covenants in this Agreement. Upon termination of this Agreement for any reason whatsoever, each party shall forthwith destroy or return to the providing party all material constituting or containing Confidential Information and will not thereafter use, appropriate, or reproduce such information or disclose such information to any third party.

12. Non-Competition. Provider hereby recognizes and acknowledges that OSMI will incur substantial costs in providing the services and supplies that are the subject matter of this Agreement and that in the process of providing services under this Agreement, Provider will be privy to proprietary and confidential information of OSMI to which Provider would not otherwise be exposed. Provider agrees and acknowledges that the noncompetition covenant described herein is necessary for the protection of OSMI, and that OSMI would not have entered into this Agreement without the following covenant:

Provider shall not, during the term of this Agreement and for a period of one (1) year after this Agreement terminates for any reason, operate, invest in, own or manage any entity providing DME to third-parties (other than to Provider patients pursuant to this Agreement) within sixty (60) miles of the Provider.

13. Non-Solicitation. During the term of this Agreement and for a period of one (1) year thereafter, neither party shall solicit, attempt to hire, employ or contract with any person who is currently employed by or who comes to be employed by the other party without such party’s prior written permission.

14. Injunctive Relief. The parties hereto acknowledge that Provider’s breach of the covenants set forth in Sections 11 and 12 would cause OSMI irreparable harm which may not be compensated adequately in money damages, and in the event of any breach or threatened breach of Sections 11 and 12 by a party, OSMI shall be entitled to equitable relief, including an injunction, in addition to whatever other relief a court deems proper.

15. Miscellaneous.

(a) Inability to Perform. In addition to any other provision contained herein, the parties agree that each party’s obligations under the Agreement shall immediately cease if a party is unable to operate the Provider due to physical disaster, governmental acts, labor difficulties or strikes, or other circumstances beyond the control of such party, but shall resume when such party is no longer unable to perform.

(b) Assignment. Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that OSMI shall have the right to assign this Agreement without Provider’s consent to any person or entity: (i) that acquires all or substantially all of the assets of OSMI, (ii) into which OSMI merges or (iii) to whom a majority equity interest in OSMI is sold.

(c) No Discrimination. The parties hereto shall not discriminate against any person on the grounds of race, color, national origin, religion, age or handicap in discharging their duties and responsibilities under this Agreement.

(d) Waiver of Breach. No assent or waiver, express or implied, of any breach of any one or more of the covenants, conditions, or provision hereof, shall be deemed a waiver of any other covenant, condition, or provision hereof, or a waiver of any subsequent breach of the same covenant, condition, or provision.

(e) Captions. The captions used herein as headings of the various Sections hereof are for convenience only, and the parties agree that such captions are not to be construed to be part of this Agreement or be used in determining or construing the intent or context of this Agreement.

(f) Notices. Any and all notices, demands, requests, and any other communication required or permitted to be served on or given by either party to the other shall be in writing and delivered personally, by nationally-recognized overnight courier or by deposit in the United States Mail, first class postage prepaid, certified or registered mail, return receipt requested, addressed to the party to whom it is to be given at the address hereinafter set forth:

If to Provider:

Denver Sports Performance Enhancement Center Professional, LLC

____________________________________________

____________________________________________

____________________________________________

If to OSMI:

Ortho Supply Management, Inc

4785 E. Coachwhip Way

Cave Creek, AZ 85331

Attention: Gregory J. Simms

or such other address as the parties shall inform each other in writing. Each party will promptly notify the other party in writing within five business days of any changes in its ownership or business address; any legal or governmental action initiated against it which could materially affect this Agreement; and, any other known occurrences that could materially impair the other party’s ability to carry out its duties and obligations under this Agreement.

(g) Patient Referrals. OSMI and Provider agree that the benefits afforded either party hereunder are not payment for, and are not in any way contingent upon the referral, admission or any other arrangement for, the provision of any item or service offered by OSMI or Provider. Provider has no obligation to refer patients to OSMI.

(h) Governing Law. This Agreement, all of its terms and conditions, and all of the legal relations between the parties hereto created hereunder, shall be determined in accordance with, and governed by, the laws of the State of Arizona. The parties hereby consent to the exclusive jurisdiction of any state or federal court located within the county of Maricopa, the State of Arizona. Provider waives personal service of any and all process upon it, and consents that all such service of process be made by messenger, certified mail or registered mail directed to Provider at the address set forth above its signature hereto and service so made shall be deemed to be completed upon the earlier of actual receipt or three (3) calendar days after the same shall have been posted to Provider’s address. Provider further waives any right it may otherwise have to collaterally attack any judgment entered against it.

(i) Severability. If any part or parts of this Agreement are held to be invalid, the remaining parts of the Agreement shall continue to be valid and enforceable as to the parties hereto.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same agreement.

(k) Entire Agreement. The Agreement contains the sole and entire agreement between the parties, and shall supersede any and all other agreements between parties, either oral or in writing, between the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year hereinabove first written.

ORTHO SUPPLY MANAGEMENT, INC.
(“Provider”)		(“OSMI”)

By:	/s/ illegible	By:	/s/ Gregory Simms

Title:	MD, Partner	Title:	President /CEO

Date:	2/1/05	Date:	2/1/05

ATTACHMENT A

SPECIAL RULES FOR PROFIT SHARES AND PRODUCTIVITY BONUSES

•	Sub-groups within the group may be formed for cost accounting and profit distribution purposes, as long as each sub-group consists of at least five physicians.

•

Physicians in the group (including independent contractors) may receive a share of group or sub-group profits from “designated health services” as that term is defined in regulations promulgated pursuant to the Stark Act (“DHS”), including but not limited to orthotics and durable medical equipment, if:

•	Per capita distributions are made.

•	Profits derived from DHS are distributed on the same basis as profits attributable to services that are not DHS.

•

Revenues derived from DHS constitute less than 5% of the group’s total revenues, and the allocated portion of those revenues to each physician in the group constitutes 5% or less of his total compensation from the group.

•	Physicians may receive a productivity bonus for personally performed services and services “incident to” personally performed services if:

•	The bonus is based on the physician’s total patient encounters or relative value units (RVUs);

•	The bonus is based on the allocation of the physician’s compensation attributable to services that are not DHS payable by any Federal health care program or private payer; or

•

Revenues derived from DHS are less than 5% of the group’s total revenues, and the allocated portion of those revenues to each physician in the group constitutes 5% or less of his total compensation from the group.

•	Physicians may be paid other profit distributions and productivity bonuses that do not vary based on the volume or value of DHS and that do not violate the Anti-Kickback Statute.

No other profit distributions or productivity bonuses may be made to physicians in the group.

ATTACHMENT B

HIPAA BUSINESS ASSOCIATE ADDENDUM

This addendum (“Addendum”) will take effect on the date prescribed by the first paragraph of the DME and Related Services Agreement dated as of _______ (the “Agreement”) by and between OrthoRehab (“OSMI”) and Denver Sports Performance Enhancement Center Professional, LLC d/b/a Steadman Hawkins Clinic—Denver (“Provider”) in order to comply with the requirements of the Health Insurance Portability & Accountability Act of 1996 (“HIPAA”) and its implementing regulations (45 CFR I60-164 as amended from time to time, the “Privacy Rules”).

Section I. OSMI Responsibilities

1.1 Permitted Uses and Disclosures. OSMI agrees not to use or further disclose “protected health information,” as defined by the Privacy Rules (“PHI”), received from or created on behalf of Provider other than as permitted or required by this Addendum or as required by law. Except as otherwise limited in this Addendum, OSMI may use or disclose PHI to perform functions, activities and services for or on behalf of Provider as specified in the Agreement, as well as for the proper management and administration of OSMI, provided that such use or disclosure would not violate the Privacy Rules. OSMI agrees to abide by the Privacy Rules with respect to Protected Health Information it receives from or creates for the Provider as if the OSMI were considered a health care provider under the Privacy Rules.

1.2 Safeguarding the Privacy of PHI. OSMI agrees that it shall utilize appropriate safeguards to prevent the use or disclosure of PHI other than as provided in this Addendum.

1.3 Privacy Breaches. OSMI agrees to report to Provider any use or disclosure of PHI, which is inconsistent with the terms of this Addendum and of which OSMI, becomes aware, including, but not limited to, any discovery of an inconsistent use or disclosure by an agent or subcontractor of OSMI. OSMI, agrees to mitigate, to the extent practicable, any harmful effect that is known to OSMI of a use or disclosure of PHI by OSMI in violation of this Agreement.

1.4 Sub-business Associates. OSMI agrees to enter into written contracts with any of its agents or independent contractors who receive PHI related to Provider patients from OSMI or create PHI on behalf of the Provider and such contracts shall obligate OSMI’s agents or independent contractors to abide by the conditions and terms of this Addendum.

1.5 Individual’s Right to Access. OSMI agrees to provide the subjects of PHI access to the subject’s PHI in accordance with the rights of access to PHI set forth in 42 CFR 164.524 and in accordance with any process mutually agreed upon by the parties. OSMI reserves to itself the rights set forth for covered entities in 42 CFR 164.524 with respect to the subject’s right to access to PHI.

1.6 Individual’s Right to Amendment. OSMI agrees to make available PHI to the subject of PHI for amendment and shall incorporate any amendments to PHI in accordance with the subject’s right to request amendment to PHI as set forth in 42 CFR 164.526 and in accordance with any process mutually agreed upon by the parties. OSMI reserves to itself the rights set forth for Covered Entities in 42 CFR 164.526.

1.7 Individual’s Right to an Accounting of Disclosures. OSMI agrees to document such disclosures of PHI and information related to such disclosures as would be required for Provider to respond to individual requests for an accounting of disclosures of their PHI in accordance with 45 CFR 164.528. OSMI agrees to make available to the subject of PHI an accounting of OSMI disclosures of the subject’s PHI in accordance with the subject’s right to request an accounting of disclosures as set forth in 42 CFR 164.528 and in accordance with any process mutually agreed upon by the parties. OSMI reserves to itself the rights set forth for Covered Entities in 42 CFR 164.528.

1.8 Access by Secretary of Health & Human Services. OSMI agrees to allow the Secretary of Health & Human Services access to its books, records and internal Providers with respect to the use and disclosure of PHI received from or created or receives by OSMI on behalf of Provider for the purposes of determining the Provider’s compliance with the Privacy Rules.

Section II. Provider Responsibilities.

2.1 Notifications Due to OSMI. With respect to the use and disclosure of the PHI by OSMI, Provider agrees to: (1) provide OSMI with a copy of its privacy notice(s) (“Notice(s)”), as well as of any changes in the Notice(s) and to provide OSMI with a copy of the current Notice(s); (2) inform OSMI of any change in or revocation of any consent or authorization provided to Provider by individuals pursuant to applicable law, including, but not limited to, the Privacy Rules and which is applicable to OSMI; and (3) to timely notify OSMI, in writing, of any arrangement permitted or required of Provider under applicable law, including, but not limited to, the Privacy Rules, that may impact in any manner the use or disclosure of the PHI by OSMI under this Agreement, including, but not limited to, any agreement by Provider to restrict use or disclosure of any PHI as permitted by the Privacy Rules. Unless otherwise specifically provided in this Agreement, the parties agree that OSMI shall only be responsible for complying with limitations conveyed by Provider in accordance with this Section 2.1.

2.2 No Improper Requests. Provider shall not request OSMI to use or disclose PHI in any manner that would not be permissible under the Privacy Rules if done by Provider.

Section III. Termination

3.1 Termination for Breach. Upon Provider’s knowledge of a material breach of this Addendum by OSMI, Provider shall provide an opportunity for OSMI to cure the breach or end the violation and terminate the Agreement if OSMI does not cure the breach or end the violation within thirty (30) calendar days, or immediately terminate the Agreement if OSMI has breached a material term of this Addendum and cure is not possible.

3.2 Effect of Termination.

(a) Except as provided in paragraph (b) of this section, upon termination of the Agreement, for any reason, OSMI shall return or destroy all PHI received from Provider, or created or received by OSMI on behalf of Provider. This provision shall apply to PHI that is in the possession of subcontractors or agents of OSMI. OSMI shall retain no copies of PHI.

(b) In the event that OSMI determines that returning or destroying the PHI is infeasible, OSMI shall provide to Provider notification of the conditions that make return or destruction infeasible. Upon mutual agreement of the Parties that return or destruction of PHI is infeasible, OSMI shall extend the protections of this Agreement to such PHI and limit further uses and disclosures of such PHI to those purposes that make the return or destruction infeasible, for so long as OSMI maintains such PHI.

Section IV. Miscellaneous

4.1 Applicable Law. The parties acknowledge and agree that the existing Privacy Rules may be amended and additional guidance and/or regulations implementing HIPAA may be issued after the date of the execution of this Addendum and may affect the parties’ obligations under this Addendum (“Future Directives”). Parties agree to abide by such Future Directives as these Future Directives may affect the obligations of the parties and to take such action as is necessary to amend this Agreement from time in order to comply with Future Directives.

4.2 Conflicts. The terms and conditions of this Addendum will override and control any conflicting term or condition of the Agreement. All non-conflicting terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, OSMI and Provider execute this Addendum.

/s/ Gregory Simms	2/1/05
(OSMI)	(Date)

/s/ illegible	2/1/05
Denver Sports Performance Enhancement Center Professional	(Date)

EXHIBIT A

DME CONSULTANTS AND PROGRAM MANAGEMENT FEES

DME Consultants- To be provided by the Denver Sports Performance Enhancement Center Professional

1. One (1) RehabPlus Manager – salary range of $35,000 – $40,000 plus benefits, plus bonus program to be provided by Provider

Essential Functions:

Ensures operational efficiency is optimized between Provider office and OrthoRehab. Oversees the operational functions of the RehabPlus™ program such as and not limited to assisting with the insurance verification and billing process through the organizing and gathering of necessary paperwork. Maintaining the adequate level of inventories needed to provide proper patient care, assist in the fitting of products such as bracing, and education of patients in use of modalities to ensure proper compliance, assist in sales activities and their financial performance, while assessing the progress and development of sales and managed care market of Provider to achieve targeted goals. Assists to ensure revenue, cash and operating earnings objectives and goals are attained in the RehabPlus™ program. In the future may supervise subordinate staff for career development, quality and quantity of individual productivity and project direction: This would include being responsible for hiring, coaching, performance appraisals and disciplinary management of subordinate staff. Implements and ensures compliance with to company policies and procedures, for federal, and state regulations. Establishes and maintains an effective network of communications to ensure all employees and entities have current, appropriate and accurate information necessary to fulfill their responsibilities.

Qualifications:

•	Four-year college degree is preferred.

•	Two plus years related work experience in at least two of the following:

•	Medical sales

•	Customer service

•	Distribution

•	Orthopedic sales or service

Billing & Collections Services Fee

OSMI will provide the billing & collections of the Provider Clinic RehabPlus operation. The fee for such services will be a 7% fee of all monies collected. A bill for these services will be sent out on the fifteenth (15) of every month.

EXHIBIT B

REHABPLUS PROGRAM

OSMI will provide a turnkey solution of the OrthoSuite products. The rollout will be determined through mutual consent of both parties. It is projected the rollout will be implemented 60 days post agreement execution.

Phase 1 – will include the commencement of offering DME (durable medical equipment) such as the program OSMI will be offering DME such as but not limited to CPMs, cryotherapy units, commodes, walkers, crutches, canes, orthotics (both custom and off-the-shelf) to include knee braces, elbow braces, shoulder braces, slings, walker boots, knee immobilizers, ankle splints, etc. OSMI will also introduce and implement the OrthoFlow™ Pain Management Program. OrthoRehab will provide Provider with infusion pain pumps.

Phase 2 – OSMI will investigate the feasibility of providing other modalities for the OrthoSuite such as dispensing of medications to the patients of Provider.

Exhibit C

[*** Confidential Treatment Requested by Medical Solutions Management Inc. All such omitted material has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Act of 1934, as amended ***].

OSMI Commonly Used Vendors

Vendor	Most commonly ordered
Sorenson	Pain pump system
Aircast	Boots, walkers, air splints
Allmed	Crutches, collars neck/back braces
Atlantic International	Foam arm supports
Bauerfind	Knee braces, ankle inserts
Biocompression	Cold therapy & compression systems
Bledsoe	Walker boots, knee braces & splints
Brace International	Knee braces, shoulder braces & other orthoses
Breg	Braces, cold therapy products, walker boots & slings
Cincinnati Sub zero	Cold therapy pads & ice wraps
Darco	Post-op shoes, walkers, splints & softgoods
Deroyal	Comprehensive product line of braces & spinal orthoses
DJ Ortho & Procare	Comprehensive product line
Durakold	Cold therapy pads & ice wraps
Game Ready	Cold therapy compression packs/units
Generation II	Knee braces
Glacier Cross, Inc.	Traction therapy device
Grahamfield	Commodes, crutches, walker supports
Hely-Weber	Knee immobilizers
Huntleigh	DVT pumps & garments
Innovation Sports	Knee braces
Inverse Technologies	Protonics
Lab Safety	Gloves, barrier protection garments
Medi-Stim	TENS units & electrotherapy supplies
Mentorglove	Training rehabilitation glove for hand injuries
OrthoAmerica	Back & spinal orthoses
Proseries	Cold therapy packs
Professional Products	Gel wrap
Product Pros	Crutches & wheelchairs
Rehabilicare	TENS Units & electrotherapy supplies
Silipos	Gloves & softgoods
Townsend	Knee braces
Vantage	Knee brace